                                                                     Exhibit 3.1


                    TERRITORY OF THE BRITISH VIRGIN ISLANDS
                    THE INTERNATIONAL BUSINESS COMPANIES ACT
                                   (CAP 291)

                           MEMORANDUM OF ASSOCIATION
                                       OF
                                  OPENTV CORP.



1 .  NAME

     The name of the Company is OpenTV Corp.

2.   REGISTERED OFFICE

     The Registered Office of the Company is at the offices of Insinger Trust
     (BVI) Limited P.O. Box 438 Roadtown, Tortola, British Virgin Islands, or at such other place within the British Virgin Islands as the Company may from time to time by a resolution of members determine.

3.   REGISTERED AGENT

     The Registered Agent of the Company is Insinger Trust (BVI) Limited, P.O. Box 438, Road Town, Tortola, British Virgin Islands, or such other qualified person in the British Virgin Islands as the Company may from time to time by a resolution of members determine.

4.   GENERAL OBJECTS AND POWERS

     4.1 The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

     4.2     The Company may not -

             4.2.1 carry on business with persons resident in the British Virgin Islands;

             4.2.2 own an interest in real property situate in the British Virgin Islands, other than a lease referred to in clause 4.3.5;

             4.2.3 carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

             4.2.4 carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

             4.2.5 carry on the business of company management, unless it is licensed under the Company Management Act, 1990; or

             4.2.6 carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

     4.3 For purposes of clause 4.2.1, the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if -

             4.3.1 it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

             4.3.2 it makes or maintains professional contact with solicitors, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisers or other similar persons carrying on business within the British Virgin Islands;

             4.3.3 it prepares or maintains books and records within the British Virgin Islands;

             4.3.4 it holds, within the British Virgin Islands, meetings of its directors or members;

             4.3.5 it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;

             4.3.6 it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act or under the Companies Act; or

             4.3.7 shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any company incorporated under the International Business Companies Act or under the Companies Act.

     4.4 The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

5.   CURRENCY

     The capital of the Company shall be denominated in the currency of the United States of America. Shares in the Company shall be issued in the currency of the United States of America.

6.   AUTHORISED CAPITAL

     The Company shall have no authorised capital, but the Company is authorised to issue 1,200,000,000 shares of no par value.

7.   CLASSES AND NUMBER OF SHARES

     The shares which the Company is authorised to issue are divided into three classes as follows -

     7.1     500,000,000 'A' ordinary shares of no par value ("A Shares");

     7.2     200,000,000 'B' ordinary shares of no par value ("B Shares");

     7.3     500,000,000 'C' preference shares of no par value
             ("Preference Shares").

     The A Shares and the B Shares are collectively referred to herein as "Ordinary Shares". The holders of shares now or hereafter outstanding shall have no pre-emptive right to purchase, or have offered to them for purchase, any shares or other equity securities issued or to be issued by the Company. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the rights of the shares of each class are set out in the following clauses.

8.   DESIGNATIONS, POWERS, PREFERENCES, ETC. OF PREFERENCE SHARES

     8.1 Notwithstanding anything to the contrary herein or in the Company's Articles of Association ("Articles of Association"), the directors are hereby expressly authorised to provide (without any resolution of members), by resolution or resolutions, out of the unissued Preference Shares, for one or more series of Preference Shares and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, the relative, participating, optional or other rights (if any) and any qualifications, preferences, limitations or restrictions of the shares of such series, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, rights and terms of redemption (including sinking fund provisions) and redemption price and liquidation preferences and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. The designation and relative rights and preferences of each such series of Preference Shares and the qualifications, limitations or restrictions thereof, if any, which may differ from those of any or all other series at any time outstanding, shall be filed in accordance with the applicable provisions of British Virgin Islands law so as to constitute an amendment to this Memorandum of Association.

     8.2 Preference Shares, regardless of series, which are converted into other securities or other consideration, shall be retired and cancelled and shall have the status of authorised but unissued Preference Shares, without designation as to series, provided that they may not be reissued as Preference Shares of the same series as that of which they originally formed part.

8A Designations, Powers, Preferences, etc. of Convertible Preference Shares
---------------------------------------------------------------------------


     Of the five hundred million (500,000,000) Preference Shares the Corporation is authorized to issue, twenty-three million six hundred forty-eight thousand six hundred and forty-six (23,648,646) of such Preference Shares are designated "C-1 Convertible Preference Shares" and four million five hundred four thousand
 ---------------------------------
five hundred and four  (4,504,504) of such Preference Shares are designated "C-2
                                                                             ---
Convertible Preference Shares".  The C-1 Convertible Preference Shares and the
-----------------------------
C-2 Convertible Preferences Shares are herein collectively referred to as the

"Convertible Preference Shares".  The rights, preferences, privileges and
------------------------------
restrictions granted to and imposed upon the Convertible Preference Shares are set forth below in this clause 8A. To the extent that there is any conflict or inconsistency between any provision set forth in this clause 8A and any other provision of this Memorandum of Association or of the Articles of Association, the provisions of this clause 8A shall prevail.

Section 1.  Definitions.
            -----------

     (a) General.  The following terms shall have the indicated meanings:
         -------

          "Base Offering Amount" shall mean, initially, $40.0 million,
           --------------------
increasing by $500,000 per month on the first day of each month commencing with February 1, 2000. By way of example, the Base Offering Amount on January 1, 2000 would be $40.0 million and on February 1, 2000 would be $40.5 million ($40.0 million plus $500,000).

          "Base Percentage" shall mean, initially, one hundred twenty-five
           ---------------
percent (125%), increasing by one percentage point (1%) per month on the first day of each month commencing with February 1, 2000. By way of example, the Base Percentage on January 1, 2000 would be 125% and on February 1, 2000 would be 126% (125% plus 1%).

          "Base Price" shall mean the Original Issue Price (appropriately
           ----------
adjusted for any stock dividends, combinations, splits, reverse splits, recapitalizations and similar events affecting the Convertible Preference Shares after the Issue Date), multiplied by the Base Percentage.

          "Board" shall mean the board of directors of the Company.
           -----

          The "Business" means to (i) develop, market, promote, distribute and
               --------
license software to enable and facilitate interactive television; (ii) develop, operate, manage, market, promote, distribute and license interactive television applications and services; (iii) provide, market and promote training, technical support and professional services associated with such software, applications and services; and (iv) enter into commercial partnerships, joint ventures and other agreements related to the development, marketing and promotion of such software, applications and services. To the extent such software, applications and services can be commercially marketed in areas outside of interactive television, specifically, these being the internet, or for use in consumer electronic appliances, cell phones or personal digital assistants, DVD players, digital personal recorders or any other communications devices, such marketing shall be considered to be included within the Business.

          "Business Day" shall mean any day (other than a day which is a
           ------------
Saturday, Sunday or legal holiday in the British Virgin Islands, or any day on which banks in the city of Road Town, Tortola, British Virgin Islands are authorized by law to close).

          "Change of Control" shall mean the occurrence of any of the following
           -----------------
events:

          (i) the Company issues or otherwise transfers or sells securities to any Person in one or more transactions, and, as a result of such issuance, transfer or sale (i) any Person other than MIH or its Controlled Affiliates acquires "beneficial ownership" (as defined in Rules 13d-3 or 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all Voting Stock of the Company, or (ii) any Person other than MIH has, directly or indirectly, the right to elect or designate a majority of the Board; or

          (ii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, other than a bona fide pledge of securities or the grant of a security interest in assets pursuant to a credit facility or other financial arrangement;

          (iii) the Company consolidates with, or merges with or into, another Person, or any Person consolidates with, or merges with or into, the Company, which results in (i) any Person other than MIH or its Controlled Affiliates acquiring "beneficial ownership" (as defined in Rules 13d-3 or 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all Voting Stock of the Company, or (ii) any Person other than MIH obtaining, directly or indirectly, the right to elect or designate a majority of the Board.

          "Company" shall mean this corporation.
           -------

          "Control" (including its correlative meanings "Controlled by" and
           -------
"under common Control with" means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, management agreement or otherwise.

          "Controlled Affiliate" means, with respect to any Person, any other
           --------------------
Person Controlled by such first Person.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as
           ------------
amended, of the United States of America.

          "Exchange Agreement" shall mean that certain Exchange Agreement, dated
           ------------------
as of the Issue Date, among the Company, Sun TSI Subsidiary, Inc., a Delaware corporation ("SSI"), and OpenTV, Inc., a Delaware corporation.
              ---

          The "Fair Market Value" of any security or other asset shall mean:
               -----------------

          (i)  In the case of a security:

               (A) if the security is traded on a securities exchange and there is an unaffiliated public float of at least 5% of the issued and outstanding shares of such security, the average of the per share closing prices of the security on such exchange over the thirty (30)-day period ending three (3) trading days prior to the date on which such value is measured;

               (B) if the security is traded over-the-counter and there is an unaffiliated public float of at least 5% of the issued and outstanding shares of such security, the average of the per share closing bid prices of the security over the thirty
                    (30)-day period ending three (3) trading days prior to the date on which such value is measured; or

               (C) if there is no public market for such security that meets the criteria set forth in (A) or (B) above, the Fair Market Value shall be the per share fair market value of such security as of the date on which such value is measured, as determined in good faith by the Board; provided that, until
                                                           -------------
                    such time as the A Shares are traded on a securities exchange or over the counter and there is an unaffiliated public float of at least 5% of the issued and outstanding shares of A Shares, the Fair Market Value of an A Share shall mean the fair market value of an A Share, as determined in good faith by the Board for the purpose of selling A Shares to any Person which is not Affiliated with the Company as of the most recent date that such determination has been made within thirty (30) days prior to the applicable date or, if no such determination has been made during such period, the fair market value of an A Share as of the measurement date, as determined in good faith by the Board.

          (ii) In the case of assets other than securities, the Fair Market Value shall be the fair market value of such assets, as determined in good faith by the Board.

          "Governmental Authority" shall mean any court, administrative agency
           ----------------------
or commission or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, of competent jurisdiction.

          "Investors' Rights Agreement" shall mean that certain Investors'
           ---------------------------
Rights Agreement, dated as of the Issue Date, by and among the Company, the holders of Convertible Preference Shares and others.

          "Issue Date" shall mean October 23, 1999.
           ----------

          The "Issued Number" of C-1 Convertible Preference Shares is
               -------------
23,648,646, subject to appropriate adjustment to reflect any stock dividends, combinations, splits, reverse splits, recapitalizations or similar events affecting the Convertible Preference Shares after the Issue Date.

          "Junior Shares" shall mean all A Shares, B Shares, and all shares of
           -------------
any class or series of capital stock of the Company, whether now existing or hereafter created, to the extent that it ranks junior to the Convertible Preference Shares as to dividend rights or rights on liquidation. A class or series of Junior Shares shall rank junior to the Convertible Preference Shares as to dividend rights or rights on liquidation if the holders of Convertible Preference Shares shall be entitled to dividend payments or payments of amounts distributable upon liquidation, dissolution or winding up of the affairs of the Company, as the case may be, in preference or priority to the holders of shares of such class or series.

          "Liquidation Preference," measured per Convertible Preference Share as
           ----------------------
of any date in question (the "Relevant Date"), shall mean an amount equal to the
                              -------------
sum of (i) the Original Issue Price of such share, (ii) an amount equal to the amount of cash dividends that would have been payable on such Convertible Preference Share had the Board declared and paid the Convertible Preference Dividends on a quarterly basis as contemplated by Section 2 from the Issue Date to the date of such liquidating distribution, less any cash dividend amounts actually paid on such Convertible Preference Share during such period, plus
(iii), without duplication, an amount equal to all declared and unpaid Convertible Preference Dividends. In the case of clauses (ii) and (iii) hereof, such amounts will constitute part of the Liquidation Preference whether or not such unpaid dividends have been declared or there are any unrestricted funds of the Company legally available for the payment of dividends. In connection with the determination of the Liquidation Preference of a Convertible Preference Share upon liquidation, dissolution or winding up of the Company, the Relevant Date shall be the date of distribution of amounts payable to shareholders in connection with any such liquidation, dissolution or winding up.

          "MIH" shall mean MIH (BVI) Limited, a corporation incorporated in the
           ---
British Virgin Islands.

          "Ordinary Shares" shall mean the A Shares and B Shares, collectively.
           ---------------

          "Original Issue Price" shall mean one dollar and eleven cents ($1.11)
           --------------------
in United States currency per Convertible Preference Share.

          "OTVH" shall mean OTV Holdings Limited, a British Virgin Islands
           ----
company.

          "Parity Shares" shall mean any class or series of shares of the
           -------------
Company, whether now existing or hereafter created, ranking on a parity basis with the Convertible Preference Shares as to dividend rights or rights on liquidation. Shares of any class or series shall rank on a parity basis as to dividend rights or rights on liquidation with the Convertible Preference Shares, whether or not the dividend rates, dividend payment dates or liquidation prices per share are different from those of the Convertible Preference Shares, if the holders of shares of such class or series shall be entitled to dividend payments or payments of amounts distributable upon liquidation, dissolution or winding up of the affairs of this Company, as the case may be, in proportion to their liquidation prices without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Convertible Preference Shares. No class or series of shares that rank junior to the Convertible Preference Shares as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Convertible Preference Shares as to dividend rights unless the instrument creating or evidencing such class or series of shares otherwise expressly provides.

          "Person" shall mean any individual, firm, corporation, partnership,
           ------
limited partnership, limited liability company, group (within the meaning of Section 13(d)(3) of the Exchange Act), trust, joint venture, Governmental Authority or other entity.

          "Plan" shall mean the stock option plan of the Company as in effect on
           ----
the Issue Date.

          "Public Offering" shall mean an underwritten, widely distributed,
           ---------------
public offering of A Shares of the Company pursuant to a registration statement filed under the Securities Act and declared effective by the U.S. Securities and Exchange Commission; provided that a registration statement filed for the benefit of persons who would hold Ordinary Shares as a result of any exchange of shares or options of OpenTV shall not constitute a Public Offering.

          "Qualified IPO" shall mean a Public Offering initiated by the Company
           -------------
in which (a) the aggregate gross offering proceeds at the public offering price equals or exceeds the Base Offering Amount, (b) the public offering price per Class A Share equals or exceeds the Base Price, and (c) following which the Class A Shares are listed for trading on The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange.

          "Relevant Date" shall have the meaning ascribed to that term in the
           -------------
definition of Liquidation Preference.

          A "Required Vote of the C-1 Convertible Preference Shares" means the
             ------------------------------------------------------
affirmative vote or written consent of 66-2/3% or more of the outstanding C-1 Convertible Preference Shares, voting together as a class.

          "Securities Act" shall mean the Securities Act of 1933, as amended, of
           --------------
the United States of America.

          "Senior Shares" shall mean any class or series of shares of the
           -------------
Company, hereafter created, ranking on a basis senior to the Convertible Preference Shares as to dividend rights or rights on liquidation.

          A "Subsidiary" of any Person (the "first Person") shall mean any other
             ----------
Person (the "second Person") of which the first Person owns, directly or indirectly, equity securities or other ownership interests equal to more than 30% of the outstanding equity securities or other ownership interests of the second Person, and which equity securities or other ownership interests have ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions.

          "Voting Stock" means, with respect to the Company, the shares of any
           ------------
class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of the Company. For avoidance of doubt, A Shares, B Shares and Convertible Preference Shares all constitute Voting Stock of the Company.

Section 2.  Dividends.
            ---------

     (a) Right to Dividends.  Holders of Convertible Preference Shares shall be
         ------------------
entitled to receive, in preference to any dividends or distributions paid with respect to any Junior Shares, when, as and if declared by the Board, and out of any funds legally available therefor, cash dividends (the "Convertible
                                                           -----------
Preference Dividends") at the rate of seven percent (7%) per annum of the
--------------------
Original Issue Price on each outstanding Convertible Preference Share (as adjusted to reflect the effect of any stock dividends, combinations, splits, reverse splits, recapitalizations or similar events affecting such shares). The Convertible Preference Dividends shall be payable, when, as and if declared by the Board, in equal quarterly installments on March 1, June 1, September 1 and December 1 (or, if such day is not a Business Day, on the Business Day next thereafter) of each year commencing on December 1, 1999 (each, a "Dividend
                                                                   --------
Date"). Except as expressly provided in Section 3(a), dividends on the Convertible Preference Shares shall not be cumulative, and the Company shall have no obligation to declare or pay dividends on the Convertible Preference Shares, whether or not the earnings of the Company are sufficient to pay such dividends in whole or in part.

     (b) Priority.  Unless the Convertible Preference Dividends have been
         --------
declared and either paid or a sum sufficient for the payment thereof set apart for the three (3)-month period ending on the immediately preceding Dividend Date, (i) the Company shall not acquire, redeem, or discharge any sinking fund obligation with respect to, any Convertible Preference Shares, Parity Shares or Junior Shares, or set aside any money or assets for any such purpose, (ii) the Company shall not declare or pay any dividend on or make any distribution with respect to any Parity Shares or Junior Shares or set aside any money or assets for any such purpose, except that the Company may declare and pay a dividend on any Parity Shares ranking on a parity basis with the Convertible Preference Shares with respect to the right to receive dividend payments, contemporaneously with the declaration and payment of a dividend on the Convertible Preference Shares, provided that such dividends are declared and paid pro rata so that the
                                                           --------
amount of dividends declared and paid per Convertible Preference Share and such Parity Share shall in all cases bear to each other the same ratio that unpaid dividends per Convertible Preference Share and such Parity Share bear to each other, and (iii) neither the Company nor any Subsidiary thereof shall purchase or otherwise acquire any Convertible Preference Shares, Parity Shares or Junior Shares.

     Nothing contained in the preceding paragraph of this Section 2(b) shall prevent (1) the payment of dividends on Ordinary Shares solely in other Ordinary Shares (provided that any such dividends are, in the case of A Shares, paid solely in A Shares, or, in the case of B Shares, paid solely in B Shares), (2) the purchase or acquisition of B Shares solely in exchange for A Shares, (3) the purchase or acquisition of Convertible Preference Shares pursuant to a purchase or exchange offer or offers made to all holders of outstanding Convertible Preference Shares, provided that the terms of the purchase or exchange offer shall be identical for all Convertible Preference Shares, (4) the purchase of Ordinary Shares from employees, consultants and independent contractors of the Company or any Subsidiary of the Company pursuant to the Plan or agreements in existence as of the Issue Date, or entered into thereafter following approval thereof by the Board, under which the Company has the option to repurchase such shares upon the occurrence of certain events, including, without limitation, the termination of employment by or service to the Company or any Subsidiary of the Company, or (5) the issuance of (x) B Shares to SSI or its permitted assigns in connection with the exercise of its rights under the Exchange Agreement and the conversion of B Shares so acquired into A Shares and (y) B Shares to employees in exchange for shares of Class B Common Stock of OpenTV, Inc. and the conversion of B Shares so acquired into A Shares. The provisions of this Section 2(b) are for the benefit of the holders of Convertible Preference Shares and accordingly the provisions of this Section 2(b) shall not restrict any redemption or purchase by the Company or a Subsidiary of the Company of Convertible Preference Shares held by any holder, provided that all other holders of Convertible Preference Shares shall have waived in writing the benefits of this provision with respect to such redemption.

     (c) Additional Dividends.  If the Board elects to declare any dividends,
         --------------------
after dividends on the Convertible Preference Shares for the three (3)-month period ending on the most recent Dividend Date shall have been paid or set aside, if the Board shall elect to declare additional dividends for such year, such additional dividends shall be declared in equal amounts per share on all Convertible Preference Shares and Ordinary Shares, but with each Convertible Preference Share being entitled to dividends based upon the number of A Shares into which such Convertible Preference Share could then be converted, pursuant to Section 5 hereof, at the record date for the determination of shareholders entitled to receive such dividend or, if no such record date is established, on the date such dividend is declared.



Section 3.  Liquidation.
            -----------

     (a) General.  Upon any liquidation, dissolution or winding up of the
         -------
Company, whether voluntary or involuntary, the holders of Convertible Preference Shares shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus or earnings, an aggregate amount in cash, or securities, property or other assets having a Fair Market Value, equal to the aggregate Liquidation Preference at the date of payment, which amount shall be paid (i) before any distribution or payment upon any such liquidation, dissolution or winding up of the Company is made upon any Junior Shares, (ii) on a pari passu basis with any such payment
                                          ---- -----
made to the holders of any Parity Shares, and (iii) after any such payment is made upon any Senior Shares. The holders of Convertible Preference Shares shall be entitled to no other or further distribution of, or participation in any remaining assets of, the Company after receiving the full preferential amounts provided for in the preceding sentence. If upon such liquidation, dissolution or winding up, the assets of the Company to be distributed among the holders of Convertible Preference Shares and to all holders of Parity Shares are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid, then the entire assets of the Company to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the Convertible Preference Shares and such Parity Shares would otherwise respectively be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Convertible Preference Shares and Parity Shares have been paid in full the amounts to which they are entitled, the remaining assets of the Company may be distributed to the holders of Junior Shares. Neither the consolidation or merger of this Corporation into or with any other entity or entities, nor the sale, transfer or lease by the Company of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company, except that a transaction which constitutes a Change of Control shall be deemed to constitute a liquidation.

     (b) Method of Payment.  Any such payments to holders of  Convertible
         -----------------
Preference Shares in respect of a Change of Control merger or consolidation which constitutes a liquidation shall be made by the purchase or acquisition of such shares by the surviving or acquiring Person or by the Company.

     (c) Notice.  The Company shall give written notice of any liquidation,
         ------
dissolution, winding up (including a Change of Control) of the Company (including all material details related thereto including, but not limited to, the type, amount and estimated Fair Market Value of any property or assets proposed to be distributed to the holders of Convertible Preference Shares and Ordinary Shares in such transaction) to each record holder of Convertible Preference Shares not less than twenty (20) days prior to the occurrence of such event. Each such holder may elect to convert its Convertible Preference Shares as provided in Section 5 prior to the effective date of such liquidation.

Section 4.  Voting Rights.
            -------------

     (a) Convertible Preference Shares.  Each holder of Convertible Preference
         -----------------------------
Shares shall be entitled to ten (10) votes (or, if higher, the number of votes per share a holder of B Shares is entitled to vote) on each matter submitted to security holders for each A Share into which such Convertible Preference Share is convertible pursuant to the provisions of Section 5 hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

     (b) A Shares.  Each holder of A Shares shall be entitled to one (1) vote on
         --------
each matter submitted to the security holders for each share thereof held.

     (c) B Shares.  Each holder of B Shares shall be entitled to ten (10) votes
         --------
on each matter submitted to security holders for each share thereof held.

     (d) Voting as a Class.  Except as required by law and as otherwise provided
         -----------------
in these Articles of Association, the holders of the Convertible Preference Shares, the A Shares and the B Shares shall vote together and not as a separate class.

     (e) Board Representation.  Notwithstanding Sections 4(a), (b), (c) and (d)
         --------------------
above,

          (i) So long as at least sixty percent (60%) of the Issued Number of C-1 Convertible Preference Shares remain outstanding, the holders of C-1 Convertible Preference Shares, voting together as a separate class, shall have the right to elect two (2) directors to the Board. If less than sixty percent (60%) of the Issued Number of C-1 Convertible Preference Shares are outstanding, then so long as at least thirty percent (30%) of the Issued Number of C-1 Convertible Preference Shares remain outstanding, the holders of C-1 Convertible Preference Shares, voting together as a class, shall have the right to elect one (1) director to the Board.

          (ii) So long as at least thirty percent (30%) of the C-2 Convertible Preference Shares (subject to appropriate adjustment to reflect any stock dividends, combinations, splits, reverse splits, recapitalizations or similar events affecting such shares after the Issue Date) remain outstanding, the holders of C-2 Convertible Preference Shares, voting together as a separate class, shall have the right to elect one (1) director to the Board.

          (iii) The holders of the Ordinary Shares, without participation of the holders of Convertible Preference Shares, voting together as a separate class, shall have the right to elect the remaining members of the Board.

          (iv) Any director elected solely by the holders of the C-1 Convertible Preference Shares, the C-2 Convertible Preference Shares, or the Ordinary Shares, as the case may be, may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the C-1 Convertible Preference Shares, C-2 Convertible Preference Shares or Ordinary Shares, as the case may be, and any vacancy thereby created or otherwise resulting may be filled by, and only by, the holders of the C-1 Convertible Preference Shares, C-2 Convertible Preference Shares, or Ordinary Shares, as the case may be.

Section 5.  Conversion. The holders of Convertible Preference Shares shall have
            ----------
the following conversion rights with respect to such shares:

     (a) Optional Conversion.  Each Convertible Preference Share may be
         -------------------
converted, at any time at the option of the holder thereof, into fully paid and nonassessable shares of A Shares (and any other securities or property expressly provided in this Section 5) as set forth in this Section 5.

     (b) Conversion Price.  Each Convertible Preference Share may be converted
         ----------------
into a number of A Shares equal to the quotient obtained by dividing the Original Issue Price for such share by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price initially shall be equal to Original Issue Price, subject to adjustment from time to time as provided below (the "Conversion Price").
                     ----------------

     (c) Mechanics of Conversion.  A holder of Convertible Preference Shares who
         -----------------------
desires to convert the same into A Shares shall surrender the certificate or certificates representing such shares, duly endorsed, at the office of the Company or at the office of any transfer agent for the Convertible Preference Shares or A Shares, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein both the number of Convertible Preference Shares being converted and the name or names in which the holder wishes the certificate or certificates for A Shares to be issued. The Company shall, as soon as practicable after such surrender, issue and deliver at such office to such holder a certificate or certificates representing the number of A Shares to which such holder is entitled and a new certificate or certificates representing the number of Convertible Preference Shares represented by the certificate or certificates surrendered by the holder minus the number of Convertible Preference Shares so converted by the holder, and shall, as soon as practicable, pay in cash (or, if the Company so elects or is legally or financially unable to pay such dividends in cash, A Shares (valued at the A Shares' Fair Market Value at the time of surrender)), all declared and unpaid dividends on the Convertible Preference Shares being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Convertible Preference Shares to be converted, and the Person entitled to receive the A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such A Shares on such date. Any Convertible Preference Shares converted into A Shares shall be retired and may not be reissued by the Company.

     (d) Adjustment for Stock Splits and Combinations.  If the Company at any
         --------------------------------------------
time or from time to time after the Issue Date effects a subdivision of the outstanding Ordinary Shares, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time after the Issue Date combines the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (d) shall become effective at the close of business on the date such subdivision or combination becomes effective.

     (e) Adjustment for Certain Dividends and Distributions.  If the Company at
         --------------------------------------------------
any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in additional Ordinary Shares, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed
                          -----------------
and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection (e) as of the time of actual payment of such dividends or distributions.

     (f) Adjustments for Other Dividends and Distributions.  In the event the
         -------------------------------------------------
Company at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company other than Ordinary Shares or other assets or property of the Company (other than ordinary cash dividends), then and in each such event provision shall be made so that the holders of Convertible Preference Shares shall receive upon conversion thereof, in addition to the number of A Shares receivable thereupon, the amount of securities of the Company or other assets or property of the Company which they would have received had their Convertible Preference Shares been converted into A Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable or other assets or property of the Company by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Convertible Preference Shares. If, at any time when Convertible Preferred Shares remain outstanding, the Company pays a dividend or other distribution to holders of Ordinary Shares which consists of securities which are convertible into or exchangeable or exercisable for Ordinary Shares, no such convertible, exchangeable or exercisable securities will have an expiration date which occurs prior to the Automatic Conversion Date.

     (g) Adjustment for Reclassification, Exchange and Substitution.  In the
         ----------------------------------------------------------
event that at any time or from time to time after the Issue Date, the A Shares or other securities as provided herein issuable upon the conversion of the Convertible Preference Shares is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 5), then and in any such event each holder of Convertible Preference Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of A Shares or other securities as provided herein into which such shares of Convertible Preference Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

     (h) Reorganizations, Mergers, Consolidations or Transfers of Assets.  If at
         ---------------------------------------------------------------
any time or from time to time after the Issue Date there is a capital reorganization of the Ordinary Shares or other securities issuable upon conversion of Convertible Preference Shares as provided herein (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation or statutory binding share exchange of the Company with or into another Person, or the transfer of all or substantially all of the Company's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation, exchange or transfer (subject to the provisions of Section 3), provision shall be made so that the holders of the Convertible Preference Shares shall thereafter be entitled to receive upon conversion of Convertible Preference Shares the number of shares of stock or other securities, cash or property to which a holder of the number of A Shares or other securities deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, exchange or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Convertible Preference Shares after the capital reorganization, merger, consolidation, exchange or transfer to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Convertible Preference Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

     (i) Sale of Shares Below Conversion Price.
         -------------------------------------

          (1) If at any time or from time to time after the Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Ordinary Shares (as defined below), other than as a dividend or other distribution on any class of stock as provided in subsection (e) above and other than upon a subdivision or combination of Ordinary Shares as provided in subsection (d) above, for an Effective Price (as defined below) less than the Conversion Price then in effect, then and in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price by a fraction (i) the numerator of which shall be equal to the sum of (A) the number of Ordinary Shares issued and outstanding at the close of business on the Business Day immediately preceding the date of such issue or sale, plus (B) the number of Ordinary Shares which the aggregate consideration received (or by the express provisions hereof is deemed to have been received) by the Company for the total number of Additional Ordinary Shares so issued or sold would purchase at such Conversion Price, plus (C) the number of A Shares into which all outstanding Convertible Preference Shares are convertible at the close of business on the Business Day immediately preceding the date of such issuance or sale, plus
               (D) the number of Ordinary Shares underlying all Other Securities (as defined below) at the close of business on the Business Day immediately preceding the date of such issue or sale, and (ii) the denominator of which shall be equal to the sum of (A) the number of Ordinary Shares outstanding at the close of business on the date of such issuance or sale after giving effect to such issuance or sale of Additional Ordinary Shares, plus (B) the number of A Shares into which all outstanding Convertible Preference Shares are convertible at the close of business on the Business Day immediately preceding the date of such issuance or sale, plus (C) the number of A Shares underlying the Other Securities at the close of business on the Business Day immediately preceding the date of such issuance or sale.

          (2) For the purpose of making any adjustment required under this subsection (i), the consideration for any issue or sale of securities shall be deemed to be (A) to the extent it consists of cash, equal to the gross amount paid in such issuance or sale,
               (B) to the extent it consists of property other than cash, equal to the Fair Market Value of that property, and (C) if Additional Ordinary Shares, Convertible Securities (as defined below) or rights or options to purchase either Additional Ordinary Shares or Convertible Securities are issued or sold together with other stock, securities or assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Ordinary Shares, Convertible Securities or rights or options.

          (3)  For the purpose of the adjustment required under this subsection
               (i), if the

               Company issues or sells any rights or options for the
               purchase of, or stock or other securities convertible into or exchangeable or exercisable for, Additional Ordinary Shares (such convertible or exchangeable or exercisable stock or securities being hereinafter referred to as "Convertible Securities") and if
                                                 ----------------------
               the Effective Price of such Additional Ordinary Shares is less than the Conversion Price then in effect, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the number of Additional Ordinary Shares issuable upon exercise, conversion or exchange thereof irrespective of whether the holders thereof have the fully vested legal right to exercise, convert or exchange the Convertible Securities for Additional Ordinary Shares and to have received as consideration for the issuance of such Additional Ordinary Shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the exercise, conversion or exchange thereof. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Ordinary Shares on the exercise of any such rights or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Ordinary Shares so issued were the Additional Ordinary Shares, if any, actually issued or sold on the exercise of such rights or options or rights of conversion or exchange of such Convertible Securities, and such Additional Ordinary Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of the rights or options whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

          (4)  "Additional Ordinary Shares" shall mean all Ordinary Shares
                --------------------------
               issued by the Company after the Issue Date, whether or not subsequently reacquired or retired by the Company, other than (i) Ordinary Shares issued upon conversion, exercise or exchange of any securities outstanding as of the Issue Date which are convertible into, or exercisable or exchangeable for, Ordinary Shares (including Warrants, Convertible Preference Shares and A Shares issuable upon conversion of B Shares); (ii) up to 22,000,000 Ordinary Shares (including options, warrants and other Ordinary Share purchase rights and Ordinary Shares issued pursuant to such options, warrants and other rights) to be issued to employees, officers or directors of, or consultants or advisors to, the Company or any Subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (iii) B Shares issued (x) to SSI or its permitted assigns pursuant to the Exchange Agreement and any Ordinary Shares or other securities issuable upon conversion thereof and (y) to employees in exchange for shares of Class B Common Stock of OpenTV, Inc.; (iv) warrants for up to 3.5 million A Shares that are exercisable upon the achievement of certain performance thresholds and up to 3.5 million A Shares issuable upon exercise thereof; and (v) Ordinary Shares issued or issuable following the affirmative vote of at least a Required Vote of the C-1 Convertible Preference Shares. The "Effective Price" of
                                                        ---------------
               Additional Ordinary Shares shall mean the quotient determined by dividing the total number of Additional Ordinary Shares issued or sold, or deemed to have been issued or sold by the Company under this subsection (i), by the aggregate consideration received, or deemed to have been received, by the Company for such issue under this subsection (i), for such Additional Ordinary Shares. "Other
                                                                           -----
               Securities" with respect to an issue or sale of Additional
               ----------
               Ordinary Shares shall mean stock and other securities convertible into or exchangeable for Ordinary Shares; the "number of Ordinary
                                                              ------------------
               Shares underlying Other Securities" on a particular date shall
               ----------------------------------
               mean the number of Ordinary Shares issuable upon the exercise, conversion or exchange, as the case may be, of such Other Securities at the close of business on such date. The share numbers in this Section 4(i)(4) shall be appropriately adjusted for any stock dividends, combinations, splits, reverse splits, recapitalizations and similar events affecting the securities of the Company.

     (j) Certificate of Adjustment.  In each case of an adjustment or
         -------------------------
readjustment of the Conversion Price or the number of A Shares or other securities issuable upon conversion of the Convertible Preference Shares, the Company, at its expense, shall cause the Chief Financial Officer of the Company to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Convertible Preference Shares at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold,
(2) the Conversion Price at the time in effect, (3) the number of Additional Ordinary Shares and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Convertible Preference Shares.

     (k) Notices of Record Date.  In the event of (i) any taking by the Company
         ----------------------
of a record of the
holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other entity, or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Convertible Preference Shares at least ten days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of A Shares (or other securities) shall be entitled to exchange their A Shares (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

     (l)  Automatic Conversion.
          --------------------

          (1) Each Convertible Preference Share shall automatically be converted into A Shares based on the then effective Conversion Price upon the earliest to occur of (A) the date that the conversion is approved by a Required Vote of the C-1 Convertible Preference Shares, with respect to the C-1 Convertible Preference Shares; (B) the date that the conversion is approved by the affirmative vote or written consent of 66-2/3% or more of the outstanding C-2 Convertible Preference Shares, voting together as a class, with respect to the C-2 Convertible Preference Shares;
               (C) immediately prior to the closing of a Qualified IPO, or (D) upon the earlier to occur of (i) the 181st day following receipt by the Company of a request for a registration of Registrable Securities (as defined in the Investors' Rights Agreement) in accordance with Section 3(c) of the Investors' Rights Agreement from a holder(s) of Registrable Securites (as defined in the Investors' Rights Agreement) owning the amount required in
               Section 3(c) of the Investors' Rights Agreement and requesting registration in accordance with Section 3(c) of the Investors' Rights Agreement, and (ii) the delivery by the Company to the Investors of written notice of the Company's determination to terminate the Deferral Period under Section 3(c) of the Investors' Rights Agreement.

          (2) Upon the occurrence of either of the events specified in paragraph (1) above, the outstanding Convertible Preference Shares shall be converted automatically without any further action by the holders of such shares whether or not the certificates representing such shares are surrendered to the Company or its transfer agent and thereafter, holders of certificates representing Convertible Preference Shares shall for all purposes be deemed to hold the number of A Shares and other securities, if any, issuable upon conversion thereof as expressly provided in Section 5; provided, however, that the Company shall
                                      --------  -------
               not be obligated to issue certificates evidencing the A Shares issuable upon such
               conversion unless the certificates evidencing such Convertible Preference Shares are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Convertible Preference Shares, the holders of Convertible Preference Shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Convertible Preference Shares or A Shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of A Shares into which the Convertible Preference Shares surrendered were convertible on the date on which such automatic conversion occurred.

     (m) Fractional Shares.  No fractional A Shares shall be issued upon
         -----------------
conversion of Convertible Preference Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one (1) A Share on the date of conversion.

     (n) Reservation of Stock Issuable Upon Conversion.  The Company shall at
         ---------------------------------------------
all times reserve and keep available out of its authorized but unissued A Shares, solely for the purpose of effecting the conversion of the Convertible Preference Shares, such number of its A Shares and other securities, if any, issuable upon conversion thereof as expressly provided in Section 5 as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preference Shares.

     (o) Notices.  Any notice required or permitted by this Article III to be
         -------
given to a holder of Convertible Preference Shares or to the Company shall be in writing and be deemed given upon the earlier of actual receipt or three (3) days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed (i) to each holder of record at the address of such holder appearing on the books of the Company, or (ii) to the Company at its Registered Office (with a copy to c/o MIH Limited, Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands, marked for the attention of the Chief Executive), or (iii) to the Company or any holder, at any other address specified in a written notice given to the other for the giving of notice.

     (p) Payment of Taxes.  The Company will pay all taxes (other than taxes
         ----------------
based upon income) and other governmental charges that may be imposed with respect to the issue and delivery of A Shares upon conversion of Convertible Preference Shares, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of A Shares or other securities, if any, issuable upon conversion thereof as expressly provided in Section 5 in a name other than that in which the Convertible Preference Shares so converted were registered.

Section 6.  Protective Provisions for C-1 Convertible Preference Shares.  In
            -----------------------------------------------------------
addition to any other vote or consent required herein or by applicable law:

     (a) A Required Vote of the C-1 Convertible Preference Shares shall be required to amend, alter, or repeal any provision of the Memorandum of Association, the Articles of Association or the bylaws of the Company (including, without limitation, any amendment, alteration or repeal resulting from a merger, consolidation, binding share exchange or other corporate transaction to which the Company is a party, by the filing of a certificate of designations or otherwise) that adversely affects the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Convertible Preference Shares.

     (b) So long as fifty percent (50%) of the Issued Number of C-1 Convertible Preference Shares remain outstanding, a Required Vote of the C-1 Convertible Preference Shares shall be required for the taking of any of the following actions:

         (i) any authorization or any designation, whether by reclassification or otherwise, of any new class or series of Senior Shares or Parity Shares or any other securities convertible into Senior Shares or Parity Shares or any increase in the authorized or designated number of any class or series of Senior Shares or Parity Shares (including the Convertible Preference Shares);

         (ii) any increase or decrease (other than by conversion) in the authorized number of Convertible Preference Shares;

         (iii) any merger, reorganization or consolidation involving the Company or any of its Subsidiaries, which (a) would result in a Change of Control of the Company or (b) involves the sale, transfer or other disposition of assets of the Company to any other Person or the acquisition of assets from any other Person (including, in either case, by the merger, reorganization or consolidation of a Subsidiary of the Company with any other Person), which assets, in either case, at the time of such transaction have a Fair Market Value of greater than twenty percent (20%) of the Fair Market Value of all equity securities of the Company, on a fully diluted basis, immediately prior to such transaction, other than any merger, reorganization or consolidation which constitutes an Excepted Transaction as defined in the Investors' Rights Agreement;

         (iv) any sale, transfer or other disposition of all or substantially all of the assets of the Company;

         (v) any sale, transfer or other disposition of assets of the Company (including the issuance of equity securities, except in connection with a Public Offering of the Company's A Shares) or acquisition of assets from any other Person, in either case, which at the time of such transaction have a Fair Market Value of greater than twenty percent (20%) of the Fair Market Value of all equity securities of the Company, on a fully diluted basis immediately prior to such transaction;

        (vi) any issuance or sale of additional Convertible Preference Shares other than to SSI pursuant to the C-2 Preference Shares Purchase Agreement or the Exchange Agreement in effect on the date hereof;

        (vii) any transaction (or series of related transactions) between the Company or its Subsidiaries or senior officers, on the one hand, and MIH or any of its Controlled Affiliates (other than the Company and its Subsidiaries), on the other, except for any transaction (or series of related transactions) which (x) is on an arms' length basis and (y) provides for aggregate consideration of less than $500,000 per fiscal year;

        (viii) any liquidation, dissolution or winding up, voluntary or involuntary, of the Company;

        (ix) any incurrence by the Company of any material indebtedness for borrowed money, the principal amount of which exceeds, in the aggregate, $50 million in any six (6)-month period; and

        (x) any initiation by the Company of insolvency proceedings, any decision by the Company not to contest any initiation of insolvency proceedings instituted against the Company by third parties or any general assignment for the benefit of the Company's creditors.

(c)  Any Convertible Preference Shares which are converted in accordance with
     Section 5 or which are redeemed, repurchased or otherwise acquired by the Company, shall be canceled and added to the authorized but undesignated Preference Shares of the Company but shall not be reissued as Convertible Preference Shares.

9.    DESIGNATIONS, POWERS, PREFERENCES, ETC OF ORDINARY SHARES

      9.1 Save as herein otherwise provided, the A Shares and the B Shares shall rank pari passu in all respects.

      9.2 The A Shares and the B Shares shall have the following rights and be subject to the following restrictions:


              As Regards Voting -

             9.2.1 If there is only one class of Ordinary Share in issue, each Ordinary Share shall entitle the holder thereof to one vote.

             9.2.2 Subject as set out in clause 9.2.3 below, if there are A Shares and B Shares in issue, each A Share shall entitle the holder thereof to one vote, and each B Share shall entitle the holder thereof to ten votes, provided, however, that, except as otherwise required by law, holders of A Shares and B Shares, as such, shall not be entitled to vote on any amendment to this Memorandum of Association or to the Articles of Association which relates solely to the terms of one or more outstanding series of Preference Shares unless such amendment would adversely affect the rights of the holders of Ordinary Shares of either class, in which case the class so affected shall be entitled to a class vote thereon. Except as expressly set out herein or in the Articles of Association and subject to the requirements of any applicable laws and the rights of any outstanding series of Preference Shares to vote as a separate class or series, all matters submitted to a vote of members shall be voted on by the holders of the A Shares and the B Shares, voting together as a single class.

             9.2.3 Should any of the B Shares be converted into A Shares under the provisions of clauses 9.2.9 to 9.2.19 hereof, then the holders thereof shall have the rights (including the voting rights) of A Shares.



             As Regards Dividends And Distributions -

             9.2.4 Subject to the preferential and other dividend rights of any outstanding series of Preference Shares, holders of A Shares and B Shares shall be entitled to such dividends and other distributions in cash, shares or property of the Company as may be declared thereon by a resolution of the directors from time to time out of assets or funds of the Company legally available therefor. No dividend or other distribution may be declared or paid on any A Share unless an identical dividend or other distribution is simultaneously declared or paid, as the case may be, on each B Share, nor shall any dividend or other distribution be declared or paid on any B Share unless an identical dividend or other distribution is simultaneously declared or paid, as the case may be, on each A Share, in each case, without preference or priority of any kind. All dividends and distributions on the A Shares and B Shares payable in Ordinary Shares shall be paid in the form of A Shares to the holders of A Shares and in the form of B Shares to the holders of B Shares. In no event shall shares of either class of Ordinary Share be split, divided or combined unless the outstanding shares of the other class of Ordinary Shares be proportionately split, divided or combined.

             9.2.5 In the event of a transaction as a result of which the A Shares are converted into or exchanged for one or more other securities, cash or other property (a "Class A Conversion Event"), then from and after such Class A Conversion Event, a holder of B Shares shall be entitled to receive, upon the conversion of such B Shares pursuant to clauses 9.2.9 to 9.2.19, the amount of such securities, cash and other property that such holder would have received if the conversion of such B Shares had occurred immediately prior to the record date (or, if there is no record date, the effective date) of the Class A Conversion Event. This clause 9.2.5 shall be applicable in the same manner to all successive conversions or exchanges of securities issued pursuant to any Class A Conversion Event.

             9.2.6 No adjustments in respect of dividends shall be made upon the conversion of any B Share, provided, however, that, if a B Share is converted after the record date for the payment of a dividend or other distribution on B Shares but before such payment, then the record holder of such B Share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such B Share on the payment date notwithstanding the conversion thereof.


                    As Regards Option Rights Or Warrants -

             9.2.7 Subject to clauses 9.2.4, 9.2.5 and 9.2.6, the Company may not issue additional B Shares or issue options, rights or warrants to subscribe for additional B Shares, except that the Company may -

                    9.2.7.1 in exchange for the transfer to the Company of shares of Class B Common Stock of OpenTV, Inc (a Delaware corporation) issue B Shares to the holders of such shares of Class B Common Stock; and

                    9.2.7.2 make a pro rata offer to all holders of Ordinary Shares of rights to subscribe for additional shares of the class of Ordinary Shares held by them.

             As Regards Mergers -

             9.2.8 In the event of a merger of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of each A Share and B Share shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of the other class of Ordinary Shares, provided that, if such consideration consists in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), then the Company may (but is not obliged to) provide in the applicable merger agreement for the holders of B Shares to receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of A Shares (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants to be received by the holders of A Shares, or into which the convertible or exchangeable securities to be received by the holders of A Shares may be converted or exchanged).


             As regards Conversion Of B Shares -

             9.2.9  Voluntary conversion

                    Each B Share shall be convertible at any time, at the option of its record holder, into one validly issued, fully paid and non-assessable A Share.

             9.2.10 Voluntary conversion procedure

                    At the time of a voluntary conversion, the record holder of B Shares shall deliver to the principal office of the Company or any transfer agent for A Shares -

                    9.2.10.1 the certificate or certificates representing the B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer; and

                    9.2.10.2 written notice to the Company stating that the record holder elects to convert such share or shares and stating the name or names (with addresses) and the nominations in which the certificate or certificates representing the A Shares issuable upon the conversion are to be issued and including instructions for the delivery thereof.

                    Conversions shall be deemed to have been effected at the time when delivery is made to the Company or its transfer agent of such written notice and the certificate or certificates representing the B Shares to be converted and as of such time each Person named in such written notice as the Person to whom a certificate representing A Shares is to be issued, shall be deemed to be the holder of record of the number of A Shares to be evidenced by that certificate. Upon such delivery, the Company or its transfer agent shall promptly issue and deliver at the stated address of such record holder of A Shares, a certificate or certificates representing the number of A Shares to which such record holder is entitled by reason of such conversion and shall cause such A Shares to be registered in the name of the record holder.

             9.2.11 Automatic conversion

                    Subject to clause 9.2.12 below, each B Share shall automatically, without any further action on the part of the Company or any other Person, convert into one A Share -

                    9.2.11.1 upon any Transfer of any B Share to any Person other than the Initial

                              Holder, a Permitted Transferee, a holder of Convertible Preference Shares (or an Affiliate of such holder) or a holder of A Shares who used to be a holder of Convertible Preference Shares (or an Affiliate of such holder); or

                    9.2.11.2 on the first date on which the number of B Shares then outstanding is less than 10% of all the then outstanding Ordinary Shares (calculated without regard to the difference in voting rights between the classes of Ordinary Shares); or

                    9.2.11.3 if and when the directors and the holders of a majority of the outstanding B Shares approve the conversion of all the B Shares into A Shares; or

                    9.2.11.4 if and when the directors, in their sole discretion, elect to effect a conversion after a determination that there has been a material adverse change in the liquidity, marketability or market value of the A Shares, considered in the aggregate, due to -

                              9.2.11.4.1 the exclusion of the A Shares from trading on a national securities exchange or the exclusion of the A Shares from quotation on Nasdaq National Market or such other system then in use; or

                              9.2.11.4.2 requirements under any applicable state law,

                              in any such case, as a result of the existence of the B Shares.

             9.2.12 Notwithstanding anything to the contrary set out in clause
                    9.2.11, a holder of B Shares may pledge such holder's B Shares to a financial institution pursuant to a bona fide pledge of such B Shares as collateral security for any indebtedness or other obligations of any Person (the "Pledged Shares") due to the pledgee or its nominee, provided, however, that -

                    9.2.12.1 such B Shares shall not be voted by or registered in the name of the pledgee and shall remain subject to the provisions of clause 9.2.9 to 9.2.19; and

                    9.2.12.2 upon any foreclosure, realisation or other similar action by the pledgee, such Pledged Shares shall automatically convert into A Shares on a share for share basis unless all right, title and interest in such Pledged Shares shall be Transferred concurrently by the pledgee or the purchaser in such foreclosure to a Permitted Transferee;

             9.2.13 The automatic conversion events set out in clause 9.2.11 shall be referred to
                    herein as "Events of Automatic Conversion". The determination of whether an Event of Automatic Conversion shall have occurred shall be made by the directors or a committee of the directors.

             9.2.14 Automatic conversion procedure

                    Any conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected at the time the Event of Automatic Conversion occurred (the "Conversion Time"). At the Conversion Time, the certificate or certificates that represented immediately prior thereto the B Shares which were so converted (the "Converted B Shares") shall, automatically and without further action, represent the same number of A Shares. Holders of Converted B Shares shall deliver their certificates, duly endorsed in blank or accompanied by proper instruments of transfer, to the principal office of the Company or the office of any transfer agent for A Shares, together with a notice setting out the name or names (with addresses) and the nominations in which the certificate or certificates representing such A Shares are to be issued and including instructions for delivery thereof. Upon such delivery, the Company or its transfer agent shall promptly issue and deliver at such stated address to such holder of A Shares a certificate or certificates representing the number of A Shares to which such holder is entitled by reason of such conversion, and shall cause such A Shares to be registered in the name of such holder. The Person entitled to receive the A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such A Shares at and as of the Conversion Time and the rights of such Person as the holder of B Shares which have been converted shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by such holder to deliver the certificates or the notice required by this clause 9.2.14.

             9.2.15 Unconverted shares: notice required

                    In the event of the conversion of less than all the B Shares evidenced by a certificate surrendered to the Company in accordance with the procedures of this clause 9.2, the Company shall execute and deliver to or upon the written order of the holder of such unconverted shares, without charge to such holder, a new certificate evidencing the number of B Shares not converted.

             9.2.16 Retired shares

                    B Shares which are converted into A Shares as provided herein shall be retired and cancelled and shall have the status of authorised but unissued B Shares.

             9.2.17 Reservation

                    The Company shall at all times reserve and keep available, out of its authorised and unissued A Shares, for the purposes of effecting conversions, such number of duly authorised A Shares as shall from time to time be sufficient to effect the conversion of all outstanding B Shares. All the A Shares so issuable shall, when so issued, be duly and validly issued, fully paid and free from liens and charges with respect to such issuance.

             9.2.18 Determination of voting rights and Events of Automatic
                    Conversion

                    The directors of the Company or a duly authorised committee of such directors shall have the power to determine, in good faith after reasonable enquiry, whether an Event of Automatic Conversion has occurred with respect to any B Share. A determination by the directors of the Company or such committee that an Event of Automatic Conversion has occurred shall be conclusive. As a condition to counting the votes cast by any holder of B Shares at any annual or special meeting of shareholders or in connection with any written consent of shareholders or as a condition to registration of transfer of B Shares or for any other purpose, the directors or a duly authorised committee thereof, in their/its discretion, may require the holder of such shares to furnish such affidavits or other proof as the directors or such committee deems necessary or advisable to determine whether an Event of Automatic Conversion shall have occurred. If the directors or such committee determines that a holder has substantially failed to comply promptly with any request by the directors or such committee for such proof, such shares shall be entitled to one vote per share until such time as the directors or such committee determines that such holder has complied with such request. The directors or a committee thereof may exercise the authority granted by this clause 9.2.15 through duly authorised officers or agents.

             9.2.19 Share legend

                    The Company shall include on the certificates representing the B Shares a legend referring to the restrictions on Transfer and registration imposed by clauses 9.2.9 to 9.2.18.



             As Regards Liquidation -

             9.2.20 In the event of any voluntary or involuntary liquidation, distribution or winding up of the Company, after distribution in full of the preferential and/or other amounts to be distributed to the holders of any outstanding series of Preference Shares, the holders of A Shares and B Shares shall be entitled to receive all the remaining assets of the Company available for distribution to its shareholders, rateably in proportion to the number of A Shares and B Shares held by them. In any such distribution, A Shares and B Shares shall be treated equally on a per share basis.

10.  VARIATION OF CLASS RIGHTS

     Subject to the provisions of clause 9.2.2, the rights or restrictions attached to all or any shares of any class or series may be amended, modified, varied or cancelled by a resolution of members or directors as set out in clause 13.1, provided that no such amendment, modification, variation or cancellation which adversely affects the rights or restrictions attaching to any class or series of shares shall be effected without the approval of, or ratification by, a resolution passed at a separate meeting of the holders of the shares in question, by a simple majority of the votes exercisable by the holders of the applicable class or series of shares present and voting at the meeting, and the provisions of the Articles of Association relating to meetings of members shall apply to any such separate class meeting, except that a quorum at any such meeting shall be a member or members present in person or by proxy holding at least one-fifth of the issued shares of the class or series in question, provided that, if a quorum is not so present, the meeting shall be adjourned to the next day and the members present or represented at the adjourned meeting shall constitute a quorum.

11.  RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

     Unless otherwise provided by the terms of issue, by this Memorandum of Association or by the Articles of Association, any right or restriction attached to all or any class or series of shares shall be deemed not to be adversely affected by the creation or issue of any other shares ranking pari passu with (but not in priority to) any such share already issued by the Company.

12.  REGISTERED SHARES AND BEARER SHARES

     Shares may only be issued as registered shares and not as bearer shares.

13.  AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

     13.1 The Company may amend its Memorandum of Association and Articles of Association by a resolution of members or directors.

     13.2 In addition to any requirements of law and of this Memorandum of Association, an affirmative vote of the holders of 66 percent or more of the combined votes of all the then outstanding Ordinary Shares, voting together as a single class, or the affirmative vote of 66 2/3 of the total number of directors (each, a "Supermajority Vote") shall be required to -

           13.2.1 alter, amend, repeal or adopt any provision which is inconsistent with, any provision of clauses 8, 9 or this clause 13, of this Memorandum of Association or of Regulations 48, 49, 51, 63, 64, 65, 72, 73, 76, 77, 78, 81 or
                   116 of the Articles of Association; and

           13.2.2 approve any merger of the Company which would, directly or indirectly have the effect of making changes to this Memorandum of Association or to the Articles of Association which would require a Supermajority Vote if effected directly as an amendment to this Memorandum of Association or to the Articles of Association.

14.  DEFINITIONS AND INTERPRETATION

     In this Memorandum of Association -


     14.1 unless the context clearly indicates a contrary intention, an expression which denotes any one gender includes the other genders, a natural person includes a juristic person and vice versa, the singular includes the plural and vice versa and the following terms have the meanings assigned to them below and cognate expressions bear corresponding meanings -

          "Affiliate"                      -  in relation to any Person, any
                                              other Person which directly or
                                              indirectly Controls, is Controlled
                                              or is under common Control with,
                                              such Person;

          "Beneficial Owner"               -  in relation to any share, means a
                                              Person who (i) has the power to
                                              vote or dispose or to direct the
                                              voting or disposition of such
                                              share, directly or indirectly,
                                              through any agreement, arrangement
                                              or understanding (written or
                                              oral); or (ii) has the right to
                                              acquire such share (whether such
                                              right is exercisable immediately
                                              or only after the passage of time)
                                              pursuant to any agreement,
                                              arrangement or understanding
                                              (written or oral) or upon the
                                              exercise of conversion rights,
                                              exchange rights, warrants or
                                              options or otherwise, and
                                              "Beneficially Own" and "Beneficial
                                              Ownership" have corresponding
                                              means;

          "Control"                        -  in relation to any Person, (i) the
                                              holding of shares or a similar
                                              equity interest (which in the case
                                              of a partnership shall refer to
                                              the partnership interest)
                                              representing more than 50% of all
                                              the issued shares or of the whole
                                              equity interest in the capital of
                                              that Person (or of another Person
                                              which has Control of such Person),
                                              or (ii) the ability to appoint the
                                              majority of the members of the
                                              board of directors or other
                                              governing body of such Person, or
                                              (iii) the ability by virtue of the
                                              holding of shares or the
                                              possession of voting power in or
                                              in relation to that Person or by
                                              virtue of any powers conferred by
                                              the statutes or other document
                                              relating to the Person or the
                                              shareholders or partners of such
                                              Person to exercise a dominant
                                              influence over such Person;

          "Determination Date"             -  the date on which B Shares are
                                              first issued by the Company;

          "Initial Holder"                 -  each Person in whose name one or
                                              more B Shares are registered at
                                              the Determination Date and each
                                              joint owner of a B Share at the
                                              Determination Date. A Person shall
                                              cease to be an Initial Holder once
                                              that Person no longer holds of
                                              record or beneficially any B
                                              Shares. For the purposes of the
                                              definition of Initial Holder, if
                                              any B Shares are registered in the
                                              name of a Nominee, such Shares
                                              shall be deemed to be registered
                                              in the name of the Person for whom
                                              such Nominee is acting and such
                                              Shares shall be deemed not to be
                                              registered in the name of such
                                              Nominee;

          "Nominee"                        -  a partnership or other entity
                                              which is acting as a bona fide
                                              nominee for the registration of
                                              record ownership of securities
                                              Beneficially Owned by another
                                              Person and that is identified as
                                              such at the time of such
                                              registration;

          "Permitted Transferee"           -  any Affiliate of an Initial
                                              Holder;

          "Person"                         -  any individual, firm, company,
                                              corporation, trust, government,
                                              State or agency of a State or any
                                              joint venture, partnership,
                                              limited liability company, public
                                              company limited or other
                                              incorporated or unincorporated
                                              body;

          "Transfer"                       -  any sale, transfer (including a
                                              transfer made in whole or in part
                                              without consideration as a

                                              gift), exchange, assignment,
                                              pledge, encumbrance, alienation or
                                              any other disposition or
                                              hypothecation of record ownership
                                              or of Beneficial Ownership of any
                                              share, whether by operation of law
                                              or otherwise, provided, however,
                                              that (i) a pledge of any share
                                              made in accordance with the
                                              provisions of clause 9.2.12; and
                                              (ii) a grant of a proxy with
                                              respect to any share to a Person
                                              designated by the directors of the
                                              Company who are soliciting proxies
                                              on behalf of the Company shall not
                                              be considered a "Transfer" and
                                              provided further that, in the case
                                              of any Transfer of record
                                              ownership to a Nominee, such
                                              Transfer of record ownership shall
                                              be deemed to be made to the Person
                                              or Persons for whom such Nominee
                                              is acting;

     14.2 terms which have not been defined herein but have been defined in the Articles of Association have the same meaning when used herein.

We,                               , for the purposes of incorporating an
International Business Company under the laws of the British Virgin Islands
hereby subscribe our name to this Memorandum of Association this       day
of      ,1999 in the presence of:


Witness             Subscriber


       --------   ------------------------